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                                                      Exhibit 4.2


             AMENDMENT TO THE BENEFICIAL CORPORATION
              1990 NON-QUALIFIED STOCK OPTION PLAN
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     RESOLVED, that Section 11(b) of the Beneficial Corporation
Non-Qualified Stock Option Plan (the "Plan"), relating to Limited
Stock Appreciation Rights, shall be amended effective May 21, 1998 to read as follows (new language in capital letters).

          (b) Limited Stock Appreciation Rights. Upon the occurrence of a Qualifying Event, there shall automatically be issued in connection with all options granted pursuant to the Plan, then unexercised and unexpired, to persons at such time subject to restrictions on purchase and sale of the Common Stock of the Corporation under Section 16(b) of the Exchange Act, Limited Stock Appreciation Rights ("LSAR"), as hereinafter defined. The number of shares subject to each LSAR shall be the same as that for the underlying option to which such LSAR relates. For purposes of the Plan an LSAR shall represent the privilege to receive from the Corporation (without payment to the Corporation except for applicable withholding taxes) upon exercise of such LSAR a DISTRIBUTION solely in SHARES OF THE COMMON STOCK OF THE CORPORATION (OR ANY SUCCESSOR CORPORATION) HAVING AN AGGREGATE FAIR MARKET VALUE ON THE DATE OF DISTRIBUTION, AS DETERMINED PURSUANT TO
SECTION 5 HEREOF equal to the "Option Spread". The "Option Spread" shall be (i) the difference between the highest fair market value per share (as defined in Section 5) during the 90-day period beginning on the day of the Qualifying Event and the per share option price of the related option, times (ii) the number of shares subject to the LSAR. An LSAR shall be exercisable in whole or in part at any time during the 30 day period following the expiration of six months after the date of the Qualifying Event, upon notice to the Corporation in the manner prescribed by the Committee. Notwithstanding Section 10(a) hereof, options or LSAR's granted hereunder shall remain exercisable during such six month and 30 day periods, if within the Exercise Period. Upon the exercise of an LSAR, the related option granted pursuant to the Plan shall cease to be exercisable to the extent of the shares of Common Stock with respect to which such LSAR is exercised. Upon the exercise or termination of a related option, the LSAR with respect to such related option shall terminate to the extent of the shares of Common stock with respect to which the related option was exercised or terminated.